Exhibit 4.9

CERTIFICATE OF AMENDMENT

TO ARTICLES OF INCORPORATION

MID-CONTINENT DISTRIBUTORS, INC.

Mid-Continent Distributors, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Arkansas, by its President and its Assistant Secretary, does hereby certify that:

A.            The name of the corporation is Mid-Continent Distributors, Inc.

B.            Attached hereto as Exhibit A is a copy of the Amendment to the Articles of Incorporation of this corporation changing its name to Core-Mark Midcontinent, Inc.

C.            The shareholders of the corporation adopted the Amendment to the Articles of Incorporation by an action pursuant to Section 64-220 of the Arkansas Business Corporation Act on May 10, 1985.

D.            The corporation presently has 2,000 shares outstanding and entitled to a vote.

E.            All 2,000 of the issued and outstanding shares of the corporation were cast in favor of the attached Amendment.

IN WITNESS WHEREOF, the undersigned hereby ,verify that the statements contained in the foregoing Certificate of Amendment are true and correct to the best of their knowledge and belief on this 10 day of May, 1985.

/s/ David Bershof
David Bershof, President

/s/ D. Charles Cornish
D. Charles Cornish
Assistant Secretary

EXHIBIT A

RESOLVED, that upon the recommendation of the Board of Directors of the corporation the Articles of Incorporation of the corporation shall be amended to amend Article 1 as follows:

1.             The name of this corporation is Core-Mark Midcontinent, Inc.